Exhibit 99.(a)(1)(G)

FORM OF EMAIL: REMINDER REGARDING FAILURE TO MAKE AN ELECTION

To:	Eligible Optionees
From:	409A.StockOptions@BlackBox.com
Subject:	Reminder: Tender Offer Election Required

REMINDER

DEADLINE: 11:59 P.M., EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 18, 2007

To all Eligible Optionees in the Offer:

The Offer to amend the Eligible Portion(s) of your Eligible Option(s) will expire at 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007 unless we extend the Offer. All capitalized terms not otherwise defined herein shall be as defined in the Offer to Amend or Replace Eligible Options filed with the Securities and Exchange Commission on November 19, 2007 (the “Offering Memorandum”) and separately provided to you by email.

If you decide to accept the Offer with respect to the Eligible Portion(s) of your Eligible Option(s), you must submit your Election Form in accordance with the instructions set forth in the Election Form and the Offering Memorandum. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

Even if you do not wish to accept the Offer with respect to the Eligible Portion(s) of your Eligible Option(s), you must submit an Election Form reflecting your rejection of the Offer.

If you need an additional Election Form please send an email to 409A.StockOptions@BlackBox.com to request an additional form.